UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2011

MONTPELIER RE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31468	98-0428969
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Montpelier House

94 Pitts Bay Road

Pembroke HM 08

Bermuda

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (441) 296-5550

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On September 20, 2011, Montpelier Re Holdings Ltd. (the “Company”) announced that it has entered into a definitive agreement (the “Agreement”) with Selective Insurance Group, Inc. (“Selective”) for the sale of Montpelier U.S. Insurance Company (“MUSIC”), the Company’s U.S. excess and surplus lines insurance business (the “Transaction”).

Consideration for the Transaction will reflect MUSIC’s net asset value at closing and will be payable in cash. Based on MUSIC’s net asset value at June 30, 2011, the transaction is valued at approximately $55 million.

The Agreement contains customary representations and warranties as well as covenants by each of the parties. In addition, the Company has agreed to indemnify Selective for any loss development or any other obligations of MUSIC that relate to business written prior to the date of closing.

The Company and its subsidiaries have also agreed to not directly compete with MUSIC’s business for a period of three years after the closing.

The Transaction is expected to close in the fourth quarter of 2011. Completion of the Transaction is subject to insurance regulatory approvals and other customary closing conditions.

The Agreement, which was executed on September 19, 2011, has been filed herewith as Exhibit 10.1, and the description set forth above is qualified in its entirety by the full terms and conditions of the Agreement.

The sale of MUSIC will not constitute the sale of a significant amount of assets by the Company as defined under 17 C.F.R. Section 210.11-01(d) and Section 210.11-01(b).

Item 9.01.  Financial Statements and Exhibits.

(a)          Not applicable.

(b)         Not applicable.

(c)          Not applicable.

(d)         Exhibits.

Exhibit No.	Description of Exhibit

10.1	Stock Purchase Agreement between Montpelier Re Holdings Ltd., Montpelier Re U.S. Holdings Ltd. and Selective Insurance Group, Inc.

99.1	Text of Press Release dated September 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.
(Registrant)

September 20, 2011	By:	/s/ Jonathan B. Kim
Date	Name:	Jonathan B. Kim
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.

10.1	Stock Purchase Agreement between Montpelier Re Holdings Ltd., Montpelier Re U.S. Holdings Ltd. and Selective Insurance Group, Inc.

99.1	Text of Press Release dated September 20, 2011.